EXHIBIT 99.1

Defense and Intelligence Community Leaders Meet to Advise Zanett

Enduring Value Advisory Council Holds Inaugural Meeting in Washington, DC

NEW YORK--March 8, 2006--Zanett, Inc., a leading information technology company, announced that its Enduring Value (EV) Advisory Council is holding its inaugural meeting today in Washington DC to discuss Zanett's transformation to a solutions company serving the Department of Defense and various members of the Intelligence community. Current Council Members include: Paul Graziani, President & CEO of Analytical Graphics, Inc. (AGI), Jay Jesse, President, CEO Intelligent Software Solutions, Inc. (ISS), Peter Marino, Private Industry Consultant, R. Evans Hineman, Zanett, Inc. Board Member, Jay Kelley, Zanett, Inc. Board Member, David McCarthy, Co-Founder Zanett, Inc., and Jack M. Rapport, President Zanett, Inc.

Enduring Value Mission

Speaking about the mission of the Enduring Value Council, Jack Rapport, President of Zanett stated, "We have embarked on a mission to create an exceptional company that will serve to anticipate and counter the threats to our nation in the new millennium. We serve the homeland defense and security departments of the federal government, and the individual members of the intelligence community. The meeting today is for the Council to exchange ideas and advise Zanett management and the Board how to best fulfill this mission."

The Problem

Due to the acquisitions of many mid-tier contractors by Tier 1 companies (the General Dynamics acquisition of Anteon being the most recent example), a vacuum has emerged for companies that are large enough to provide end-to-end solutions to the most complex and demanding security problems facing the nation while remaining small enough to attract, retain and motivate the very best scientists, engineers and consultants. Zanett's Project Enduring Value is a focused effort to become such an organization

Zanett's Unique Solution

"From our experience in acquiring and assimilating IT services organizations over the last decade, we've seen that some of the best and brightest engineers, scientists and consultants are found in small companies or boutiques with collegial, un-bureaucratic cultures. It is in such companies where innovation, agility, responsiveness, extraordinary productivity and results often thrive. AGI, ISS and even our own PDI are good examples. These are the attributes needed to create solutions for the asymmetrical threats now facing us, solutions that are markedly different from those afforded by the multi-billion dollar weapons systems programs of the Cold War era. With our "task-force" approach to acquiring companies, a business model that seeks to preserve the cultures and operating practices of acquired companies while providing back office support and size to take on complex, mid-sized projects, we have a unique and very attractive value proposition for the owners of privately-held small companies who have resisted the acquisition overtures of the major contractors," Mr. Rapport noted.

Zanett is well positioned to attract young companies that create comprehensive, creative, rapid-response technological solutions. The EV Council will develop strategy and focus for the acquisition and organic growth plans of Zanett. The result of the Council's efforts will be a guiding force in the current phase of Zanett's development.

About Zanett

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

Safe Harbor Statement

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended March 31 2005, June 30, 2005 and September 31, 2005.


Contact:
Zanett, Inc.
Jack Rapport, 646-502-1800
jrapport@Zanett.com
or
BPC Financial Marketing for Zanett Inc.
John Baldissera, 800-368-1217

Source: Zanett, Inc.